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                                                                   EXHIBIT 4.17



                                FIRST SUPPLEMENT

                                       to

                                    INDENTURE

                                      among

                        AMERICAN MUTUAL HOLDING COMPANY,

                           AMERUS LIFE HOLDINGS, INC.

                                       and

                      FIRST UNION NATIONAL BANK, as Trustee











                          Date as of September 20, 2000



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                          FIRST SUPPLEMENTAL INDENTURE

     This FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") is made as of the 20th day of September, 2000, among AMERICAN MUTUAL HOLDING COMPANY, an Iowa mutual insurance holding company ("AMHC"), AMERUS LIFE HOLDINGS, INC., an Iowa insurance holding company (the "Company"), and FIRST UNION NATIONAL BANK, as Trustee (the "Trustee").

                                   WITNESSETH:

     WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of July 27, 1998 (the "Indenture"), providing for the issuance by the Company of its unsecured and subordinated debentures, notes or other evidences of subordinated indebtedness;

     WHEREAS, AMHC has executed a Plan of Conversion, dated as of December 17, 1999, pursuant to which AMHC will convert from a mutual insurance holding company into a stock holding company;

     WHEREAS, the Company and AMHC have executed and delivered an Agreement and Plan of Merger, dated December 17, 1999, pursuant to which the Company will merge with and into AMHC, with AMHC as the surviving company (the "Merger") and AMHC will thereafter change its name to AmerUs Group Co.;

     WHEREAS, AMHC desires to assume the obligations of the Company under the Indenture;

     WHEREAS, this First Supplemental Indenture is being executed pursuant to the requirements of Article Seven of the Indenture, as authorized by Article Eight of the Indenture and without the consent of the Holders;

     WHEREAS, the execution and delivery by the Company of this Supplemental Indenture have been duly authorized by Board Resolution and all other action required to make this First Supplemental Indenture a valid and binding instrument has been duly taken and performed; and

     WHEREAS, concurrently with the execution and delivery of this First Supplemental Indenture, the Company is delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this First Supplemental Indenture comply with this Indenture and that all conditions precedent to the consummation of the Merger under this Indenture have been met.

     NOW, THEREFORE, the parties agree as follows:


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                                   ARTICLE ONE
                                   ASSUMPTION

     SECTION 1.01. AMHC hereby assumes the due and punctual payment of the principal, premium, if any, interest, if any, and any Additional Amounts, with respect to all of the Securities and the performance or observance of every covenant under this Indenture and the Securities on the part of the Company to be performed under the Securities, the coupons and this Indenture.

                                   ARTICLE TWO
                                  MISCELLANEOUS

     SECTION 2.01. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided, the definitions, terms and expressions used herein shall have the same meanings as corresponding definitions, terms and expressions used in the Indenture.

     SECTION 2.02. Continuance of Indenture. This First Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 2.03. Concerning the Trustee. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended.

     SECTION 2.04. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

     SECTION 2.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.


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                                  ARTICLE THREE
                                     NOTICE

     Section 1.05 of the Indenture shall be amended to delete the Trustee's notice address and insert the following notice in lieu thereof:

                  401 South Tryon Street
                  12th Floor
                  Charlotte, NC  28288-1179

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

                                            AMERICAN MUTUAL HOLDING COMPANY


                                            By: /s/ Roger K. Brooks
                                                -------------------------------
                                                Name:  Roger K. Brooks
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                            AMERUS LIFE HOLDINGS, INC.


                                            By: /s/ Roger K. Brooks
                                                -------------------------------
                                                Name:  Roger K. Brooks
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                            FIRST UNION NATIONAL BANK


                                            By: /s/ Shawn K. Bednasek
                                                -------------------------------
                                                Name:  Shawn K. Bednasek
                                                Title: Vice President